Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--February 19, 2016--The Board of Directors of SBT Bancorp, Inc., (OTCQX: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on February 17, a quarterly common stock cash dividend of $0.14 per share. The dividend will be payable on March 11, 2016 to shareholders of record on February 29, 2016.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “The Board of Directors of SBT Bancorp is pleased to declare this dividend which continues an uninterrupted record of dividends since 2000. Despite a challenging interest rate environment with resulting adverse effect on net interest margins across the banking industry, SBT Bancorp’s recently enhanced capital position, notable successes in the commercial lending area, and our imminent expansion into the West Hartford market are all causes for optimism on the part of the Board and management for the future of your bank. We thank our shareholders for their continued support.”

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc., whose stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Richard Sudol, 860-408-5493
CFO
860-408-4679 (fax)
rsudol@simsburybank.com